Exhibit 4.7

WELLS FARGO & COMPANY

And

CITIBANK, N.A., LONDON BRANCH

As Fiscal Agent, Registrar, Transfer Agent, Calculation Agent and Exchange Agent

AGENCY AGREEMENT

A$550,000,000 Floating Rate Notes Due April 27, 2022

A$400,000,000 3.25% Notes Due April 27, 2022

A$250,000,000 4.00% Notes Due April 27, 2027

Dated as of April 27, 2017

THIS AGREEMENT is made in London as of April 27, 2017, BY

1)        WELLS FARGO & COMPANY (the “Issuer”).

2)        CITIBANK, N.A., LONDON BRANCH (“Citibank, N.A., London Branch”), which shall act as fiscal agent, registrar, transfer agent, calculation agent and exchange agent (hereinafter referred to in such respective capacities as “Fiscal Agent”, “Registrar”, “Transfer Agent”, “Calculation Agent” or as “Exchange Agent”, which expressions shall include any successor or successors thereto).

WHEREAS pursuant to the Underwriting Agreement dated April 19, 2017 between the Issuer and the Underwriters named therein, the Issuer has agreed to issue its A$550,000,000 Floating Rate Notes Due April 27, 2022 (the “Floating Rate Notes”), its A$400,000,000 3.25% Notes Due April 27, 2022 (the “2022 Fixed Rate Notes”) and its A$250,000,000 4.00% Fixed Rate Notes Due April 27, 2027 (the “2027 Fixed Rate Notes” and, together with the Floating Rate Notes and the 2022 Fixed Rate Notes, the “Notes”); and

WHEREAS the Issuer wishes to appoint Citibank, N.A., London Branch to act as Fiscal Agent, Registrar, Transfer Agent, Calculation Agent and Exchange Agent in relation to the Notes upon the terms and conditions set forth in this Agreement and the Schedules hereto.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS, INTERPRETATION

The following terms shall, unless the context otherwise requires, have the respective meanings indicated below:

“Applicable Law” means any law or regulation including, but not limited to: (a) any domestic or foreign statute or regulation; (b) any rule or practice of any Authority with which the Issuer or any Agent is bound or accustomed to comply; and (c) any agreement entered into by Issuer or any Agent and any Authority or between any two or more Authorities.

“Agent(s)” means any of the Fiscal Agent, the Registrar, the Exchange Agent, the Calculation Agent and the Transfer Agent.

“Authority” means any competent regulatory, prosecuting, tax or governmental authority in any jurisdiction, domestic or foreign.

“Conditions” means the terms and conditions of such Series, as contained in the applicable Global Notes, in the Prospectus Supplement dated April 19, 2017 to the Prospectus dated February 24, 2017, and the Indenture.

“Global Notes” means, with respect to the Floating Rate Notes, either one or both of (i) the International Global Note in the form of Schedule 1 attached hereto and (ii) the DTC Global Note in the form of Schedule 2 attached hereto, with respect to the 2022 Fixed Rate Notes, either one or both of (i) the International Global Note in the form of Schedule 3 attached hereto and (ii) the DTC Global Note in the form of Schedule 4 attached hereto and, with respect to the 2027 Fixed Rate Notes, either one or both of (i) the International Global Note in the form of Schedule 5 attached hereto and (ii) the DTC Global Note in the form of Schedule 6 attached hereto (also referred to herein collectively as the “International Global Notes” and the “DTC Global Notes”, respectively).

“Indenture” means the Indenture dated as of February 21, 2017, as amended and supplemented to date, between the Issuer and Citibank, N.A. acting through its Corporate Trust Office in New York City (the “Trustee”).

“Noteholder” means the person in whose name a Note is registered in the Security Register.

“Record Date” means the close of business on the 15th calendar day immediately preceding any interest payment date.

“Series” means the Floating Rate Notes, the 2022 Fixed Rate Notes or the 2027 Fixed Rate Notes.

“Taxes” means all taxes, levies, imposts, charges, assessments, deductions, withholdings and related liabilities.

Terms not defined herein shall have the same meanings as are assigned thereto in the Conditions. References to “A$” or “AUD” are to Australian dollars.

2.	APPOINTMENTS

2.1    The Issuer hereby appoints Citibank, N.A., London Branch to act as Fiscal Agent, Registrar, Transfer Agent, Calculation Agent and Exchange Agent in respect of the Notes and Global Notes.

2.2    Citibank, N.A., London Branch hereby accepts such appointments, and agrees to act in such capacities, solely on the terms and conditions set out in this Agreement and the Schedules hereto. In particular, the Fiscal Agent agrees to arrange on behalf of and at the request and expense of the Issuer any publication of notices pursuant to the Conditions.

2.3    The obligations of the Agents are several and not joint.

3.	THE NOTES

3.1    The Notes shall be represented by permanent Global Notes as specified in the Conditions. Each International Global Note and DTC Global Note representing the Floating Rate Notes shall be substantially in the forms attached hereto as Schedules 1 and 2, respectively, each International Global Note and DTC Global Note representing the 2022 Fixed Rate Notes shall be substantially in the forms attached hereto as Schedules 3 and 4, respectively, and each International Global Note and DTC Global Note representing the 2027 Fixed Rate Notes shall be substantially in the forms attached hereto as Schedules 5 and 6, respectively, in each case with such changes as may be agreed between the Issuer and the Trustee. In the event that individual definitive Notes are issued, the parties shall enter into a supplement to this Agreement to provide for the matters set forth herein with regard to such definitive Notes.

3.2    Each Global Note shall be signed manually or in facsimile by a duly authorized officer of the Issuer and dated its issue date. Each Global Note shall be authenticated manually by Citibank, N.A., London Branch, as authenticating agent on behalf of the Trustee, and delivered to (i) in the case of the International Global Note, the common depositary for Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), and (ii) in the case of the DTC Global Notes, the custodian for The Depository Trust Company, New York (“DTC”).

4.	PAYING AGENCY

4.1    The Issuer shall remit the funds necessary for the payment of interest on and principal of the Notes to the Fiscal Agent, in AUD in same-day funds, to such account at the Fiscal Agent in London as the Fiscal Agent may from time to time specify (the “Redemption Account”) by (i) in the case of the International Global Notes, 10:00 am (London time) on the date on which such payment is due (or by such earlier time or day, but no earlier than the second Business Day immediately prior to the date on which such payment is due, as may be determined by the Fiscal Agent in its absolute discretion; if the Fiscal Agent determines in its absolute discretion that payment in accordance with this Clause 4.1(i) is required to be made earlier, it will provide the Issuer with no less than 21 days’ prior notice in writing of such requirement) and (ii) in the case of the DTC Global Notes, by 10:00 am (London time) on the second Business Day immediately prior to the date on which such payment is due. “Business Day” shall mean a day on which commercial banks settle payments and are open for general business in each of London, Sydney and New York City.

The Issuer hereby authorizes and directs the Fiscal Agent, from the amounts so paid to it, to make payment of the principal of, and interest on, the Notes on the due date for payment set forth in the Conditions and this Agreement. The Fiscal Agent shall be entitled to make payments net of any taxes or other sums required to be withheld or deducted by any applicable law.

The Issuer shall confirm to the Fiscal Agent not later than 10:00 a.m. (London time) on the second Business Day before the relevant date for such payment that it has issued irrevocable payment instructions for such payment to be made.

4.2    If for any reason the Fiscal Agent does not receive unconditionally the full amount payable by the Issuer on the relevant due date in respect of all the outstanding or maturing Notes, the Fiscal Agent shall as soon as reasonably practicable notify the Issuer by facsimile or electronic mail. The Fiscal Agent shall not be bound to make any payment of principal or interest in respect of the Notes until the Fiscal Agent has received to its order the full amount of the monies then due and payable in respect of all outstanding or maturing Notes, provided, however, that if the Fiscal Agent shall, in its discretion, make any payment of principal or interest on or after the due date therefor in respect of the Notes prior to its unconditional receipt of the full amount then due and payable in respect of all outstanding Notes, the Issuer will promptly pay such amount to the Fiscal Agent and will compensate the Fiscal Agent at a rate equal to the Fiscal Agent’s cost of funding.

4.3    Out of the sums paid to the Fiscal Agent in respect of interest and principal on the Notes, the Fiscal Agent will make payment free of charge (except as otherwise provided in Clause 11) to the registered holder of the International Global Note and the DTC Global Note as stipulated in Clause 10 below, in the amounts specified in the Conditions. The Fiscal Agent shall obtain from the Registrar, and the Registrar shall supply, such details as are required for the Fiscal Agent to make payment as stated above.

4.4    In respect of the monies paid to it relating to any Note, the Fiscal Agent

4.4.1    shall not be entitled to exercise any lien, right of set-off or similar claim (including without limitation any claim arising from or relating to any other issue of securities by the Issuer),

4.4.2    shall not be required to account for interest thereon and

4.4.3    money held by it need not be segregated except as may be required by applicable law.

Any funds held by the Fiscal Agent are held as banker and shall not be subject to the UK FCA Client Money Rules.

Any payment by any Agent under this Agreement will be made without any deduction or withholding for or on account of any Taxes unless such deduction or withholding is required by any Applicable Law. If any Paying Agent or the Registrar is, in respect of any payment of principal or interest in respect of the Notes, compelled to withhold or deduct any amount for or on account of any taxes, duties, assessments or governmental charges, it shall give notice of that fact to the Issuer and the Fiscal Agent as soon as it becomes aware of the compulsion to withhold or deduct.

The Issuer acknowledges and agrees that any Agent may debit any amount available in any balance held for the Issuer and apply such amount in satisfaction of Taxes. Such Agent will timely pay the full amount debited or withheld to the relevant Authority in accordance with the relevant Applicable Law. If any Taxes become payable with respect to any prior credit to the Issuer by an Agent, the Issuer acknowledges that such Agent may debit any balance held for it in satisfaction of such prior Taxes. The Issuer shall remain liable for any deficiency and agrees that it shall pay any such deficiency upon notice from an Agent or any Authority. If Taxes are paid by an Agent or any of its affiliates, the Issuer agrees that it shall promptly reimburse such Agent for such payment to the extent not covered by withholding from any payment or debited from any balance held for it. If an Agent is required to make a deduction or withholding referred to above, it will not pay an additional amount in respect of that deduction or withholding to the Issuer.

5.	DOCUMENTS FOR INSPECTION AND PUBLICATION OF NOTICES

5.1    On behalf and at the written request and expense of the Issuer, the Fiscal Agent shall cause to be published any notices required to be given by the Issuer in accordance with the Conditions.

5.2    The Issuer shall provide to the Fiscal Agent sufficient copies of all documents required by the Conditions to be available for issue or inspection, and the Fiscal Agent shall make such copies available to Noteholders in a commercially reasonable manner upon their request.

5.3    To the extent practicable, the Issuer shall provide the Fiscal Agent with a copy (prior to publication) of all notices to be issued in connection with the Notes.

6.	CANCELLATION OF THE GLOBAL NOTES

6.1    Subject to the terms of the Indenture, as soon as practicable upon the Issuer’s request, the Registrar shall take all measures necessary to cancel any Notes which the Issuer has repurchased or whose maturity has been accelerated pursuant to the Conditions. The Registrar shall cause any such Notes (i) to the extent represented by an International Global Note, to be cancelled resulting in a reduction in the aggregate amount of the Notes represented by such International Global Note by the aggregate amount of Notes so cancelled, and (ii) to the extent represented by a DTC Global Note, to be cancelled in accordance with the procedures established for that purpose by DTC, resulting in a reduction in the aggregate amount of the Notes represented by such DTC Global Note by the aggregate amount of the Notes so cancelled.

6.2    On the same day such cancellation is effected or as soon thereafter as is reasonably practicable, the Registrar shall record such cancellation of Notes on the Register in such a way that the aggregate principal amount of Notes of a Series cancelled at any time together with the aggregate principal amount of Notes of a Series outstanding and represented by the Global Notes shall equal the aggregate principal amount of Notes of such Series originally issued by the Issuer.

6.3    The Registrar shall upon written request furnish the Issuer with a notice of cancellation signed by an authorized officer of the Registrar confirming the cancellation of such Notes and the corresponding reduction of the relevant Global Note(s).

7.	DUTIES OF THE REGISTRAR

7.1    The Registrar shall maintain the Security Register for the Notes in London in accordance with the Conditions. The Register shall show the aggregate amount of Notes represented by each Global Note at the date of issue and all subsequent transfers and exchanges involving a change in such amounts and the names and addresses of the registered holders (each a “Payee”). On the first Business Day after the Record Date for any interest payment on the Notes, the Registrar shall send payment details in respect of the Payees and the AUD accounts to which transfers should be made to the Issuer and the Fiscal Agent.

7.2    Transfers or exchanges of Notes will be made in accordance with the Conditions, the procedures established for this purpose between Euroclear, Clearstream, DTC and the Registrar, and Euroclear, Clearstream and DTC’s regulations applicable to such transfers or exchanges. Any such transfer or exchange which results in a change in the aggregate principal amount of Notes held by Euroclear, Clearstream and DTC shall be notified by Euroclear, Clearstream and DTC to the Registrar. The Registrar shall promptly enter details of the transfer or exchange in the Register, which entry shall, without further action, cause the aggregate principal amount represented by each Global Note to be amended accordingly.

7.3    The Registrar shall at all reasonable times during office hours make the Register available to the Issuer and the Fiscal Agent or any person authorized by either of them for inspection and for the taking of copies thereof or extracts therefrom, and the Registrar shall deliver to such persons such information contained in the Register as they may reasonably request.

8.	DUTIES OF THE TRANSFER AGENT

If and to the extent so specified by the Conditions and in accordance therewith, or if otherwise requested by the Issuer in writing, the Transfer Agent shall make available all relevant forms of transfer, inform the Registrar of the name and address of the relevant person to be inserted in the Register and carry out such other acts as specified in the Conditions and this Agreement.

9.	DUTIES OF THE CALCULATION AGENT

The Calculation Agent shall calculate the amount of interest payable on the Floating Rate Notes in the manner and at the times set forth in Schedules 1 and 2. As soon as practicable after each interest determination date (as defined in Schedules 1 and 2), the Calculation Agent will cause to be forwarded to the Fiscal Agent, the Issuer and the Trustee information regarding the interest rate, the interest period (as defined in Schedules 1 and 2), the amount of interest for such interest period and the relevant interest payment date. The Calculation Agent will, upon the request of any Noteholder of a Floating Rate Note, provide the interest rate then in effect. In no event shall the interest rate be more than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. The Calculation Agent shall act as an independent expert for the purpose of determining the interest rate of, and the amount of interest on, the Floating Rate Notes.

10.	PAYMENTS TO DTC NOTEHOLDERS

10.1    All amounts of principal and interest due in respect of the Notes which are represented by the DTC Global Note (each, a “DTC Amount”) shall be paid in U.S. dollars (each such payment being referred to herein as a “U.S. Dollar Payment”), and no election to receive payment in Australian dollars may be made.

10.2    The Fiscal Agent shall, from each DTC Amount received by it, make U.S. Dollar Payments in accordance with the Conditions.

11.	DUTIES OF EXCHANGE AGENT

For the purposes of this Clause 11, a “payment date” shall be each date on which the Issuer is obligated to remit funds to the Fiscal Agent pursuant to Clause 4.1.

The Exchange Agent shall:

(i)    accept AUD by remittance to an account maintained by the Exchange Agent of the total amount of interest or principal due on any payment date on Notes held by Cede & Co. (as nominee of DTC) on the Record Date. On the payment date, such amount shall be exchanged by the Exchange Agent pursuant to sub-clause (ii) below into U.S. dollars and, after deduction of any costs relating to such exchange, shall be paid to Cede & Co. (as nominee of DTC) on the payment date; and

(ii)    on the business day preceding the applicable payment date, enter into a contract for the purchase of U.S. dollars with the Specified Amount of AUD for settlement on such payment date. “Specified Amount” shall mean the aggregate amount of AUD payable to all Noteholders holding Notes through participants of DTC. The amount of U.S. dollars payable in respect of a particular payment under the DTC Global Note will be equal to the amount of AUD otherwise payable exchanged into U.S. dollars at the AUD/U.S.$ exchange rate determined by the Exchange Agent on the basis of its own internal foreign exchange conversion procedures, which conversion shall be conducted in a commercially reasonable manner and on a similar basis to that which the Exchange Agent would use to effect such conversion for its customers, less any costs incurred by the Exchange Agent for such conversion (such costs to be shared pro rata among holders under the DTC Global Note in proportion of their respective holdings). In this sub-clause (ii), the term “business day” shall mean any day on which commercial banks and foreign exchange markets settle payments in each of New York City and London.

12.	CONDITIONS OF APPOINTMENT

12.1    The Issuer will pay to the Agents a remuneration for all services rendered hereunder by the Agents in connection with the Notes together with any expenses incurred as separately agreed in a fee letter dated January 27, 2017 and executed by the Agents and the Issuer.

12.2    The Issuer will indemnify and hold harmless each of the Agents against any loss, liability or expense which it may incur or any claim, action or demand which may be made against it arising out of or in connection with such Agent’s appointment or the exercise of its powers and duties hereunder without gross negligence or willful misconduct on the part of such Agent.

12.3    Each Agent will indemnify and hold harmless the Issuer against any loss, liability or expense incurred by the Issuer or any claim, action or demand which may be made against the Issuer resulting from the gross negligence or willful misconduct on the part of such Agent (or such Agent’s officers, employees or agents) and arising out of or in connection with such Agent’s duties hereunder. Notwithstanding the foregoing, under no circumstances will any

Agent be liable to the Issuer or any other person for any special, indirect, punitive or consequential loss (being loss of business, goodwill, opportunity or profit) even if advised to the possibility of such loss or damages.

12.4    The indemnities above shall survive the termination or expiry of this Agreement.

12.5    Each of the Agents shall be protected and shall incur no liability for or in respect of any action taken, omitted or suffered in reliance upon any instruction or communication from the Issuer or any document reasonably believed by it to be genuine and to have been delivered, signed or sent by the proper party or parties in accordance with the provisions hereof, except such as may result from its own gross negligence or willful misconduct or that of its officers, employees or agents. Each of the Agents shall be entitled to refrain from acting under any instruction, without liability, if the instructions received are conflicting, unclear or equivocal.

12.6    In acting hereunder and in connection with the Notes, the Agents do not assume any relationship of agency and trust for the Noteholders, and shall not have any obligation towards them except that all funds held by the Fiscal Agent for payment of principal of or interest on the Notes shall be held for payment to the Noteholders and shall be applied as set forth herein and in the Conditions. Except as otherwise required by applicable law, no Agent will be required to segregate any funds held by it hereunder from any of its other funds.

12.7    Nothing herein shall be deemed to require any Agent to advance its own funds in the performance of its duties hereunder.

12.8    The Agents may consult with legal and other professional advisers selected in good faith and satisfactory to them and the opinion of such advisers shall be full and complete protection in respect of any action taken, omitted or suffered hereunder in good faith and without negligence and in accordance with the opinion of such advisers.

12.9    The Agents shall be obliged to perform such duties and only such duties as are herein specifically set forth, and no implied duties or obligations shall be read into this Agreement against the Agents. No Agent shall be under any obligation to take any action hereunder which it expects will result in any expense or liability of such Agent, the payment of which within a reasonable time is not, in its opinion, assured to it. The Agents shall not be required to give any bond or surety in respect of the performance of their powers and duties hereunder. The obligations of the Agents hereunder are several and not joint.

12.10    The Agents, their affiliates and their respective officers and employees, in their individual or any other capacity, may become the owner of, or acquire any interest in, any Notes with the same rights that the Agents would have it they were not the Agents hereunder.

12.11    The Issuer undertakes that:

(a)    it will provide to any Agent all documentation and other information required by such Agent from time to time to comply with any Applicable Law forthwith upon request by such Agent; and

(b)    it will notify any relevant Agent in writing within 30 days of any change that affects the Issuer’s tax status pursuant to any Applicable Law.

It shall be the sole responsibility of the Issuer to determine whether a deduction or withholding is or will be required from any payment to be made in respect of the Notes or otherwise in connection with this Agreement and to procure that such deduction or withholding is made in a timely manner to the appropriate Authorities and shall promptly notify each relevant Agent upon determining or becoming aware of such requirement. The Issuer shall notify each relevant Agent a minimum of 5 Business Days prior to the date on which any payment for which a deduction or withholding is required of (i) the amount of such deduction or withholding and (ii) the relevant Authorities to whom such amount should be paid. The Issuer shall provide such Agent with all information required for such Agent to be able to make such payment.

In the event that the Issuer determines in its sole discretion that any deduction or withholding for or on account of any Tax will be required by Applicable Law in connection with any payment due to any of the Agents on any Notes, then the Issuer will be entitled to redirect or reorganize any such payment in any way that it sees fit in order that the payment may be made without such deduction or withholding provided that, any such redirected or reorganized payment is made through a recognized institution of international standing and otherwise made in accordance with this Agreement and the Indenture. The Issuer will promptly notify the Agents and the Trustee of any such redirection or reorganization. For the avoidance of doubt, withholding under the Foreign Account Tax Compliance Act is a deduction or withholding which is deemed to be required by Applicable Law for the purposes of this Clause 12.11.

13.	CHANGE IN AGENTS

13.1    Each of the Fiscal Agent, Registrar, Exchange Agent, Calculation Agent and Transfer Agent in its capacity as such may be removed at any time by the giving to it of at least 30 days’ written notice to that effect signed on behalf of the Issuer specifying the date on which such removal shall become effective. Each of the Fiscal Agent, Registrar, Exchange Agent, Calculation Agent and Transfer Agent may at any time resign by giving at least 30 days’ written notice (unless the Issuer agrees to accept less notice) to that effect to the Issuer specifying the date on which such resignation shall become effective. Notwithstanding the foregoing, no such resignation or removal shall take effect within 30 days before or after any due date for payment of any Notes or before a new Fiscal Agent, Registrar, Exchange Agent, Calculation Agent and Transfer Agent, as the case may be, shall have been appointed by the Issuer as hereinafter provided, and such new Agent shall have accepted such appointment. Any change in any Agent shall be notified in writing by the Issuer to the other Agent(s).

13.2    The Issuer agrees with the Fiscal Agent that if, by the day falling 10 days before the expiry of any notice under Clause 13.1 above, the Issuer has not appointed a replacement Fiscal Agent, then the Fiscal Agent shall be entitled, on behalf of the Issuer, to appoint in its place any reputable financial institution of good standing and the Issuer shall not unreasonably object to such appointment.

13.3    Upon the effectiveness of the appointment of any successor Fiscal Agent, Registrar, Exchange Agent, Calculation Agent and Transfer Agent, as the case may be, pursuant to Clause 13.1, the Fiscal Agent, Registrar, Exchange Agent, Calculation Agent and Transfer Agent so removed shall cease to be a Fiscal Agent, Registrar, Exchange Agent, Calculation Agent and Transfer Agent, as the case may be, hereunder. Prior to the effectiveness of such appointment, the Fiscal Agent, Registrar, Exchange Agent, Calculation Agent and Transfer Agent shall hold all moneys deposited with it or held by it hereunder in respect of the Notes to the order of the respective successor Fiscal Agent, Registrar, Exchange Agent, Calculation Agent and Transfer Agent.

14.	NOTICES

Notices shall be in writing (including by facsimile) and addressed to the relevant party hereto as follows:

(a)	If to the Issuer:

Wells Fargo & Company

N9310-060

550 South 4th Street

Minneapolis, MN 55415

Attention: Treasury Department

Email: barbara.s.brett@wellsfargo.com

(b)	If to the Fiscal Agent, Registrar, Transfer Agent, Calculation Agent and Exchange Agent:

Citibank, N.A., London Branch

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

Attn: Agency & Trust, Bond Desk

Fiscal Agent/Exchange Agent Telefax: +353 1 642 2201

Registrar Telefax: +353 1 506 0339

or at any other address of which any of the foregoing shall have notified the others, and shall be deemed to have been given when received by the relevant party.

15.	APPLICABLE LAW, PLACE OF JURISDICTION AND SERVICE OF PROCESS

15.1    This Agreement shall be subject to the laws of the State of New York.

15.2    The exclusive place for all proceedings arising out of this Agreement shall be New York City.

15.3    The Issuer hereby irrevocably designates, appoints and empowers Corporation Service Company (the “Process Agent”), with offices on the date hereof at 80 State Street, Albany, New York 12207-2543, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, service of any and all legal process, summons, notices and documents that may be served in any action, suit or proceeding brought against it in any New York Court arising out of or relating to this Agreement and that may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, the Issuer agrees to designate a new designee, appointee and agent in the State of New York on the terms and for the purposes of this Clause 15.3 satisfactory to the Fiscal Agent. The Issuer further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding against it by serving a copy thereof upon the relevant agent for service of process referred to in this Clause 15.3 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by mailing copies thereof by registered or certified air mail, postage prepaid, to the Issuer, at its address specified in or designated pursuant to Clause 14.

16.	MISCELLANEOUS

16.1    The Fiscal Agent agrees to perform its obligations hereunder through its London Branch to the extent that this is necessary or appropriate in order to make payments to DTC or DTC participants in accordance with the Conditions.

16.2    The Fiscal Agent shall promptly advise the Issuer of any notice, including any notice declaring Notes due, which it may receive pursuant to the Conditions.

16.3    Each Agent will treat information relating to or provided by the Issuer as confidential, but (unless consent is prohibited by law) the Issuer consents to the processing, transfer and disclosure by any Agent of any information relating to or provided by the Issuer to any Agent and any agents of an Agent and third parties (including service providers) selected by any of them, wherever situated (together, the “Authorized Recipients”), for confidential use (including without limitation in connection with the provision of any service and for data processing, statistical and risk analysis purposes and for compliance with any applicable law) provided that such Agent has ensured or shall ensure that each such Authorized Recipient to which it provides such confidential information is aware that such information is confidential and should be treated accordingly. Each Agent, agent or third party referred to above may also transfer and disclose any such information as is required or requested by, or to, any court, legal process, applicable law or relevant authority, including an auditor of any party to this Agreement and including any payor or payee as required by applicable law, and may use (and its performance will be subject to the rules of) any communications, clearing or payment systems, intermediary bank or other system. The Issuer: (a) acknowledges that the transfers permitted by this provision may include transfers to jurisdictions which do not have strict data protection or data privacy laws; and (b) represents that it has provided to and secured from any person regarding whom it has provided information to any Agent any notices, consents and waivers necessary to permit the processing, transfer and disclosure of that information as permitted by this provision and that it will provide such notices and secure such necessary consents and waivers in advance of providing similar information to any Agent in the future.

16.4    Should any of the provisions of this Agreement be or become invalid, in whole or in part, the other provisions of this Agreement shall remain in force. Invalid provisions shall,

according to the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as close as legally possible to that of the invalid provisions.

16.5    This Agreement may be signed in counterparts.

16.6    Terms not defined in this Agreement shall have the meanings ascribed to them in the Conditions.

16.7    If there is any conflict between the terms of this Agreement and the terms of the Indenture, the terms of the Indenture shall control.

16.8    Notwithstanding anything else herein contained, each Agent may refrain without liability from doing anything that would or might in its opinion be contrary to any law of any state or jurisdiction (including but not limited to the United States of America or any jurisdiction forming a part of it and England & Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in its reasonable opinion, necessary to comply with any such law, directive or regulation.

17.	WHOLE AGREEMENT

17.1    This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

17.2    Each party acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

17.3    So far as is permitted by law and except in the case of fraud, each party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute)

17.4    In Clauses 17.1 to 17.3, “this Agreement” includes the fee letter dated January 27, 2017 and all agreements entered into pursuant to this Agreement.

This Agreement has been entered into effective the date stated at the beginning hereof.

WELLS FARGO & COMPANY

By	/s/ Barbara S. Brett
	Its	Senior Vice President and Assistant Treasurer

CITIBANK, N.A., LONDON BRANCH

By	/s/ Rachel Clear
	Its	Delegated Signatory

[Schedules Intentionally Omitted]